Exhibit 99.1
                                   Press Release

AT THE COMPANY                AT THE FINANCIAL RELATIONS BOARD
Gerald Schimmoeller           For General Info: Susan Jayson   (212) 661-8030
Vice President & CFO          For Analyst Info: Brian Gill     (212) 661-8030
(781) 860-5143                For Media Info:   Deanne Eagle   (212) 661-8030

FOR IMMEDIATE
RELEASE:
AUGUST 4, 1999


                          GENTA INCORPORATED ANNOUNCES
                          SECOND QUARTER 1999 RESULTS

Highlights

o Genta completes the sale of its wholly-owned specialty chemicals subsidiary for approximately $5 million in cash.
o Three of Genta's research collaborators present their clinical findings with the Company's lead compound, G3139, at ASCO's annual meeting in mid-May.
o Genta and the National Cancer Institute enter into a Cooperative Research & Development Agreement.
o A phase 1/2a study is initiated at Georgetown University Medical Center's Lombardi Cancer Center.
o Genta receives a notice of allowance of several important claims for a patent from the United States Patent and Trademark Office.

LEXINGTON, MA, August 4, 1999 -- Genta Incorporated (Nasdaq: GNTA) today announced its operating results for the second quarter ended June 30, 1999. The Company reported a net loss applicable to common shareholders totaling $0.7 million, or $(0.04) per common share on 16.4 million shares for the three months ended June 30, 1999, compared to a net loss of $1.5 million, or $(0.26) per common share on 5.7 million shares, for the same period in 1998. For the six months ended June 30, 1999, the Company's net loss applicable to common shareholders was $1.3 million, or $(0.09) per share, compared to a loss of $3.3 million, or $(0.57) per share for the same period in 1998.

The Company's total operating expenses for the three months ended June 30, 1999 increased approximately $0.6 million over the same period last year due primarily to $0.1 million additional material for clinical trials, $0.1 million for accounting fees and non-cash charges of $0.1 million for certain abandoned patents and $0.2 million related to stock options for employees and professional services. The net loss includes a $1.6 million gain from discontinued operations related to the sale of substantially all the assets of its wholly-owned specialty chemicals subsidiary, JBL Scientific, Inc. and $0.4 million in accrued dividends payable in the Company's common stock to preferred stockholders.

"We had several significant achievements during the second quarter 1999," said Kenneth G. Kasses, Ph.D., Chairman, President and CEO of Genta. "In May, we completed the sale of substantially all the assets of our wholly-owned specialty chemicals subsidiary to Promega Corporation for approximately $5 million in cash including $0.25 million that may be withheld by Promega while the closing balance sheet of JBL is evaluated, a promissory note for $1.2 million and pharmaceutical development services supporting Genta's development of its lead cancer therapeutic candidate, G3139."

"Also in May, three of our collaborators presented their clinical findings with our lead compound, G3139, at the American Society of Clinical Oncology's annual meeting. Additionally, we entered into a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute to expand the development program for G3139 into three additional cancers, small cell lung, colorectal and leukemia. We also initiated a Phase 1/2a study at Georgetown University Medical Center's Lombardi Cancer Center."

"More recently, we received a notice of allowance of several important claims for a patent from the United States Patent and Trademark Office. We believe these allowed claims will offer broad protection for the use of antisense, including Genta's lead drug candidate G3139, targeted to the bcl-2 gene to sensitize cancer cells or to kill cancer cells either with bcl-2 antisense alone or in combination with chemotherapy agents."

Genta Incorporated is a biopharmaceutical company whose strategy consists of building a product and technology portfolio concentrating on its Anticode(TM) (antisense) products intended to treat cancer at its genetic source. Please visit our newly revised web site at www.genta.com for more detailed information on Genta and our G3139 development program.

To receive Genta Incorporated's latest news release and other corporate announcements via fax, at no cost, dial 1-800-PRO-INFO; use the Company's symbol GNTA. Or visit The Financial Relations Board's web site at www.frbinc.com.

The statements contained in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words "anticipates," "believes," "expects," "intends," "may" and "plans" and similar expectations are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. For example, the results obtained in pre-clinical studies may not be indicative of results that will be obtained in clinical trials; Genta has not successfully completed human clinical trials of a product based on antisense technology; and delays in the completion of clinical trials as a result of delays in patient enrollment or other factors may occur. Examples of such risks and uncertainties also include, but are not limited to: the obtaining of sufficient financing to maintain the Company's planned operations; the timely development, receipt of necessary regulatory approvals and acceptance of new products; the successful application of the Company's technology to produce new products; the obtaining of proprietary protection for any such technology and products; the impact of competitive products and pricing and reimbursement policies; and the changing of market conditions. The Company does not undertake to update forward-looking statements.

Financial tables follow.

                                      ###

                               Genta Incorporated
           Selected Condensed Consolidated Financial Data (Unaudited)
                     (In thousands, except per share data)

                                                 Three Months Ended      Six Months Ended
                                                     June 30,               June 30,
                                                 1999          1998      1999         1998

Revenues:
Collaborative research and development        $     --    $     17    $     --    $     35

Cost and expenses:
Research and development                           753         572       1,843       1,386
General and administrative                       1,202         750       2,314       1,745
                                              --------    --------    --------    --------
Total cost and expenses                          1,955       1,322       4,157       3,131

Loss from operations                            (1,955)     (1,305)     (4,157)     (3,096)
Equity in net loss of joint venture                  0          71       2,284         (85)
Other income (expense), net                         32          95         (67)        176
                                              --------    --------    --------    --------
Loss from continuing operations                 (1,923)     (1,139)     (1,940)     (3,005)
Loss from discontinued operations                    0        (376)       (189)       (273)
Gain on sale of discontinued operations          1,607           0       1,607           0
                                              --------    --------    --------    --------
Net loss                                          (316)     (1,515)       (522)     (3,278)
Dividends accrued on preferred stock              (400)          0        (742)          0
                                              --------    --------    --------    --------
Net loss applicable to common shareholders    $   (716)   $ (1,515)   $ (1,264)   $ (3,278)

Net (Loss) income per share
   Continuing operations                      $  (0.14)   $  (0.19)   $  (0.19)   $  (0.52)
   Discontinued operations                        0.10       (0.07)       0.10       (0.05)
                                              --------    --------    --------    --------
Net loss applicable to common shares          $  (0.04)   $  (0.26)   $  (0.09)   $  (0.57)

Shares used in computing net loss per share     16,393       5,745      14,657       5,736

                    Condensed Consolidated Balance Sheet Data

                                                      June 30,    December 31,
                                                        1999          1998

Cash, cash equivalents and
   short-term investments                             $3,726        $2,458
Working capital                                        2,767         3,629
Total assets                                           6,540         7,551
Total stockholders' equity                             3,946         2,959